EXHIBIT 4.1


                               AMENDMENT NO. 2 TO
                                RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 2 (this "Amendment No. 2") to that certain Rights Agreement, dated as of December 15, 1998 (the "Agreement"), as previously amended as of July 2, 2004 ("Amendment No. 1"), between Denny's Corporation, formerly known as Advantica Restaurant Group, Inc., a Delaware corporation (the "Corporation"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), is made and entered into as of the 27th day of July, 2004.

                                   WITNESSETH

                  WHEREAS, the Corporation previously entered into Subscription Agreements with certain accredited institutional investors (together, the "Private Placement Investors"), pursuant to which the Private Placement Investors purchased from the Corporation shares of the Corporation's common stock, par value $.01 per share (the "Common Shares"), respectively (together, the "Private Placements"); and

                  WHEREAS, the Board previously approved, and the Company entered into, Amendment No. 1 in connection with the consummation of the Private Placement and has now determined that it is necessary and desirable, and in the best interests of the Corporation and its stockholders, to amend further, pursuant to Section 27 of the Agreement, the Agreement as provided below.

                  NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. For convenience of reference, it is hereby confirmed that in each instance in which the name Advantica Restaurant Group, Inc. appears in the Agreement, such term shall mean Denny's Corporation.

         2. Section 1(a) of the Agreement is amended by deleting the last sentence of such Section and inserting the following sentence in lieu thereof:

         In addition, notwithstanding the foregoing, the term "Acquiring Person" shall not include any Person who becomes the Beneficial Owner of 15% or more of the then outstanding Common Shares as a result of the purchase of Common Shares, pursuant to any one of those certain Subscription Agreements, dated as of July 6, 2004 between the Corporation and certain accredited institutional investors, as approved by the Board of Directors of the Corporation on July 2, 2004, unless and until, subject to the other limitations of this Agreement, but notwithstanding Section 1(a)(A)(v) above, such time thereafter as any such Person shall become the Beneficial Owner of additional Common Shares (other than by means of a stock dividend, stock split or otherwise as a result of the acquisition of additional Common Shares directly from the Corporation) constituting an additional 1% of the outstanding shares of the Corporation.

         3. Terms used herein without definition shall have the meanings assigned to them in the Agreement. Other than as amended hereby, all other provisions of the Agreement, as previously amended by Amendment No. 1, shall remain in full force and effect.




                            [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first written above.


                                       DENNY'S CORPORATION


                                       By:    /s/ Rhonda J.Parish
                                              ---------------------------------
                                       Name:  Rhonda J. Parish
                                       Title: Executive Vice President, General
                                              Counsel and Secretary



                                       CONTINENTAL STOCK TRANSFER &
                                              TRUST COMPANY


                                       By:    /s/ R. Bernhammer
                                              ---------------------------------
                                              Name:  R. Bernhammer
                                              Title: Vice President









                                      -3-